Exhibit 99

FOR IMMEDIATE RELEASE

Hancock Fabrics, Inc
Corporate Headquarters
One Fashion Way
Baldwyn, MS 38824          June 16, 2006

Hancock Fabrics to Correct Reported Non-Cash Pension Amounts

Hancock Fabrics, Inc. (NYSE symbol: HKF), today reported that its outside actuarial consultant has informed the Company that prior estimates of pension expense and benefit obligations provided to Hancock for financial reporting purposes have been incorrectly calculated for certain employees’ first year of employment. Correcting for this actuarial error will result in non-cash charges to the Company’s prior years’ reported net income and its shareholders’ equity.

Commenting on the announcement, Bruce Smith, Hancock’s Executive Vice President and Chief Financial Officer, said, “Importantly, the actual calculations performed by the Company to determine each retiree’s pension payment appropriately and accurately included earnings from date of hire. Therefore, benefit payments to retirees were not affected. However, there is an understatement of pension expense and the related benefit obligations for financial reporting purposes.”

“The net effect of the error is an understatement in reported pension expense each year from 1988 through 2004 in annual amounts ranging from approximately $50,000 to $100,000 after tax - less than a half cent per share per year, on average. The cumulative after tax impact over the 17-year period was approximately $1.2 million, or $.06 cents per share,” concluded Smith.

The error related to the methodology used to compute the portion of an employee’s pension benefit that is earned during the first year of employment. A full-time employee of Hancock does not become a participant in the pension plan until completing one year of service. However, once that requirement has been fulfilled, the pension benefit is computed based on earnings from date of hire, not just from the later date the employee becomes an eligible participant. For the purpose of computing pension expense for financial reporting purposes, the calculation for certain employees incorrectly assumed that earnings during the first year did not accrue towards the calculation of an employee’s pension benefit.

As disclosed in an earlier press release dated January 27, 2006, the Company’s pension plan continues to be adequately funded under the guidelines of ERISA and, therefore, no cash contribution to the plan is required. However, accounting rules require recording a liability through a direct non-cash charge to equity if the actuarially computed benefit obligations exceed the fair value of the plan’s assets.

Prior to becoming aware of the errors discussed above, management disclosed in the recent press release that 2005 would be the first year in which such a charge would be required and that such amount would approximate $19 million in the form of a non-cash reduction in shareholders’ equity, not as an expense in the Statement of Income.

Adjusting the historical information to correct for the error would result in the charge being recorded earlier than 2005, as shown by the following pretax amounts: 2001 - $4.5 million; 2002 - an additional $14 million; 2003 - a complete reversal of the $18.5 million charge (because plan assets returned to a level in excess of plan obligations by the end of that year); 2004 - $14 million; 2005 - an additional $4 million. The cumulative charge of $18 million at the end of 2005 approximates the amount projected in the earlier release. This charge to equity for each year will be reduced by the amount of the related income tax benefit, if it is determined that it is more likely than not that a tax benefit will ultimately be realized by the Company in future years for the amount of the charge.

Based on the information above, the Company believes that its previously issued financial statements for the first three quarters of 2005, each of the four quarters of 2004 and 2003 and each of the fiscal years ended February 2, 2003 through January 30, 2005 need to be restated and should no longer be relied upon. The preparation of the Company’s 2005 financial statements and the 2005 Annual Report on Form 10-K will be completed upon the resolution of the inventory issues previously described on a Form 8-K dated June 8, 2006.  While the Company currently does not believe the inventory errors will impact years prior to 2005, its procedures are not complete and it is unable to conclude on the impact, if any, to prior years. Accordingly, the Company will correct the prior year errors for the pension accounting in its 2005 Annual Report on Form 10-K through the restatement of the 2004 and 2003 financial statements.  The Company is unable to estimate when the inventory procedures will be completed.

Hancock Fabrics, Inc. - America’s Fabric Store - is committed to serving creative enthusiasts with a complete selection of fashion and home decorating fabrics, sewing accessories, needlecraft supplies and sewing machines. The Company operates 442 retail stores in 43 states and an Internet store at www.hancockfabrics.com.

Released by: Bruce Smith
                (662) 365-6112

Released at 5:00 p.m.